Exhibit 5.1

Jiuzi Holdings Inc.

4F No. 1 Building, Jinsha Lake Business Center

Economic Technology District

Hangzhou, Zhejiang, 311103

People’s Republic of China

28 January 2022

Dear Sirs

Jiuzi Holdings Inc.

We have acted as Cayman Islands legal advisers to Jiuzi Holdings Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to the date hereof, in connection with the Company’s ordinary shares, par value $0.001 per share, which will be issued upon conversion of the Company’s convertible debentures (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 10 October 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 31 October 2020 (the “Memorandum and Articles”).

1.3	The unanimous written resolutions of the directors of the Company dated 24 November 2021 (the “Directors’ Resolutions”).

1.4	A securities purchase agreement dated as of 3 December 2021 (the “Securities Purchase Agreement”) between the Company and YA II PN, Ltd. (“YA II”) as buyer.

1.5	A convertible debenture issued by the Company to YA II on 3 December 2021 (the “Debenture”) in a principal amount of US$6,000,000.

1.6	A registration rights agreement dated 3 December 2021 between the Company and YA II as investor (the “Registration Rights Agreement”).

1.7	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.8	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 27 January 2022 (the “Certificate of Good Standing”).

1.9	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.5	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$150,000.00 divided into 150,000,000 shares each of a par value of US$0.001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Securities Purchase Agreement, the Debenture and the Registration Rights Agreement have been authorised by and on behalf of the Company and, once the Securities Purchase Agreement, the Debenture and the Registration Rights Agreement have been executed and delivered by any director or officer of the Company, the Securities Purchase Agreement, the Debenture and the Registration Rights Agreement will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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